Exhibit 99.1
Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2015 Financial Results

Full Year 2015 Results and Business Highlights:

•	Net Sales $1.4 Billion; Value Added Revenue Up 8% to $790 Million

•	Operating Loss $346 Million; Adjusted EBITDA $183 Million; EBITDA Margin 23%

•	Record Shipments of Heat Treat Plate and Automotive Extrusions

•	Expanded Sales Margins - Improved Pricing and Lower Contained Metal Costs

•	Continued Investments For Further Growth, Enhanced Efficiency and Quality

•	Returned ~$77 Million to Shareholders Through Quarterly Dividends and Share Repurchases

FOOTHILL RANCH, Calif., February 16, 2016 - Kaiser Aluminum Corporation (NASDAQ:KALU) today reported a net loss of $237 million, or $13.76 loss per diluted share, for the year ended December 31, 2015, including the previously announced $307 million after-tax, non-run-rate charge associated with the termination of defined benefit accounting and the removal of the assets and liabilities related to the ongoing union voluntary employee beneficiary association ("Union VEBA") from the Company's consolidated balance sheet. Excluding the impact of non-run-rate items, full year 2015 adjusted net income was $72 million, or $3.95 per diluted share. Adjusted net income and earnings per diluted share in 2015 also reflected a higher effective tax rate due to a $5 million fourth quarter tax charge related to year end reassessment of expiring state tax net operating loss carryforwards. For the year ended December 31, 2014, adjusted net income was $63 million, or $3.38 per diluted share.

Value added revenue for the full year 2015 was a record $790 million, an increase of approximately $57 million, or 8% compared to $733 million in 2014. The increase in value added revenue reflected record shipments driven largely by higher heat treat plate volume and continued growth in automotive extrusions, including the significant ramp-up in the Ford F-150 program, along with expanded sales margins. Previous investments at the Company’s Spokane, Washington facility (“Trentwood”) and across its automotive manufacturing platform to expand capacity and enhance overall throughput facilitated the 2015 results.

Adjusted consolidated EBITDA for the full year 2015 was $183 million, an increase of approximately $21 million, or 13% compared to full year 2014. The record adjusted consolidated EBITDA reflected a $34 million positive sales impact from higher shipments and favorable pricing and product mix. The sales impact was partially offset by higher costs primarily related to the Company's growth in its served markets, long-term incentive compensation and employee benefit-related costs. Although the Company continued to benefit from previous investments to improve manufacturing cost efficiency, the gains realized in 2015 were more than offset by growth-related costs and inefficiencies associated with the approximately 70% increase in automotive extrusions over the past two years. Adjusted consolidated EBITDA as a percentage of value added revenue increased to 23.2% in 2015 compared to 22.1% in the prior year as a result of higher operating leverage and expanded sales margins.

Fourth Quarter and Full Year Summary

"For the full year 2015 we achieved record results for shipments, value added revenue and adjusted EBITDA,” said Jack A. Hockema, CEO and Chairman. “Fourth quarter shipments and value added revenue were lower than expected due to greater than anticipated year-end supply chain destocking in long products for our aerospace and high strength applications. Order patterns for these products have returned to normal levels, and we do not foresee a new phase of destocking.

“Value added revenue for the full year 2015 reflected our seventh consecutive year of record heat treat plate shipments, and our fifth consecutive year for record automotive value added revenue. Record adjusted EBITDA reflected the record shipments and expanded sales margins as we benefited from lower contained metal costs and improved pricing for heat treat plate and certain general engineering applications.

“During 2015 we continued to invest in future automotive extrusion capacity with the installation of a new press line at our London facility and equipment upgrades for several existing press lines. As we previously announced, we commenced a $150 million multi-year investment project in late 2015 at our Trentwood facility focused on equipment upgrades throughout the process flow to reduce conversion costs and increase efficiency, further improving our competitive cost position on all products produced at Trentwood. A significant portion of the investment will also focus on modernizing the legacy equipment and process flow for thin gauge plate to achieve our differentiated KaiserSelect® quality for these products. In addition to cost and quality benefits, the investments will also result in an additional 5%-10% increase in Trentwood's manufacturing capacity by early 2018.

“In addition to our capital deployment priority to invest for organic growth, in 2015 we retired $175 million of convertible debt, returned $77 million of cash to shareholders through share repurchases and dividends, and increased our quarterly dividend 14% in early 2015 and an additional 12.5% in early 2016 to $0.45 per share,” said Mr. Hockema.

Fourth Quarter and Full Year 2015 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarterly			Twelve Months Ended December 31,
	4Q15	3Q15	4Q14	2015	2014

Shipments (millions of lbs)	147	151	141	615	589

Net sales	$317	$336	$338	$1,392	$1,356
Less hedged cost of alloyed metal	$(127)	$(137)	$(161)	$(602)	$(624)
Value added revenue	$190	$199	$178	$790	$733

Realized price per pound ($/lb)
Net sales	$2.15	$2.24	$2.40	$2.26	$2.30
Less hedged cost of alloyed metal	$(0.86)	$(0.92)	$(1.14)	$(0.98)	$(1.06)
Value added revenue	$1.29	$1.32	$1.26	$1.28	$1.24

Adjusted[1]
Operating income	$31	$37	$30	$151	$131
EBITDA[2]	$40	$45	$39	$183	$162
EBITDA margin[3]	20.8%	22.6%	21.7%	23.2%	22.1%
Net income	$11	$19	$16	$72	$63
EPS, diluted[4]	$0.60	$1.07	$0.85	$3.95	$3.38

As reported
Operating income (loss)	$35	$41	$27	$(346)	$138
Net income (loss)	$13	$22	$16	$(237)	$72
EPS, diluted[4]	$0.73	$1.21	$0.85	$(13.76)	$3.86

1    Adjusted numbers exclude non-run-rate items (refer to Reconciliation of Non-GAAP Measures).
2    Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
3    Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.
4    Diluted shares for EPS calculated using treasury method.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Fourth Quarter 2015

Value added revenue of $190 million for the fourth quarter 2015 was up 7% from $178 million in the prior year period reflecting higher volume, expanded sales margins due to improved spot pricing for heat treat plate and certain general engineering products, and lower contained metal costs.

Consolidated operating income excluding the impact of non-run-rate items, and adjusted EBITDA for the fourth quarter 2015 were largely comparable to the prior year period as higher volume and expanded sales margins were offset primarily by manufacturing inefficiencies related to the ramp-up of numerous automotive programs, increased long term incentive compensation and higher benefits related costs.

Cash Flow and Balance Sheet

During 2015, strong cash generation funded normal cash requirements for operations, sizable capital investments, interest payments and the annual variable contributions to the Union VEBA and Salaried VEBA. In addition, the Company returned approximately $77 million to shareholders through quarterly dividends and share repurchases during the year.

Based on 2015 financial results, the Company will make a variable cash contribution of nearly $20 million to the two VEBAs in the first quarter of 2016, approximately 85% of which is payable to the Union VEBA and approximately 15% is payable to the Salaried VEBA. The annual variable contribution to the Union VEBA continues through September 30, 2017.

Capital spending in 2015 of approximately $63 million was primarily related to investments in capacity expansion across the Company’s automotive manufacturing platform and normal annual sustaining investments. In addition, the Company incurred some initial capital spending during the fourth quarter 2015 related to the $150 million multi-year modernization project at its Trentwood rolling mill.

During the year, the Company retired over $200 million of debt and extended the maturity of its $300 million revolving credit facility through December 2020. As of December 31, 2015, total cash and cash equivalents and short-term investments were approximately $103 million and borrowing availability under the Company’s Revolving Credit Facility was approximately $281 million.

2016 Outlook

“We anticipate continued growth in total value added revenue with additional improvement in EBITDA and EBITDA margin driven primarily by sales growth and continued improvement in manufacturing efficiencies,” said Mr. Hockema. “Overall for 2016, we anticipate a 3-5% year-over-year increase in our total value added revenue driven by approximately 5% growth in value added revenue for our aerospace and high strength applications and approximately 10% growth in value added revenue for automotive extrusions. Demand for our general engineering and industrial applications is expected to be relatively flat with no indication of any positive shift in 2016 demand. As we’ve noted previously, we continue to anticipate increased import activity and price competition for general engineering plate in 2016.”

Three-Year Outlook

“As we look at demand drivers over the next three years and related growth opportunities for each of our served markets, we continue to envision growth in commercial aerospace demand driven by increasing build rates, larger airframes and the continued conversion to monolithic design. Airframe builds in 2015 were a record, and for the sixth consecutive year orders exceeded builds, maintaining the very strong 9-year backlog,” said Mr. Hockema. “For other aerospace applications, such as regional, business and military jets, we expect slow overall growth, and for high strength products used in other industrial applications we anticipate little to no growth given the weakness in the U.S. manufacturing economy. Overall, we anticipate compound annual demand growth in our aerospace and high strength served markets of approximately 5% over the next three years.

“Demand for our automotive extrusions is driven by mature applications including anti-lock braking systems and drivetrain components as well as growing applications that include chassis, structural components and crash management systems where aluminum is being utilized to light-weight vehicles. While we remain optimistic about the prospects for growing aluminum extrusion content in vehicles, we are increasingly cautious regarding the outlook for North American build rates. As such, we anticipate approximately 6% compound annual demand growth for our served automotive markets over the next three years driven by approximately 1% growth in North American build rates and approximately 5% content growth.

“In addition to capitalizing on the secular growth opportunities in our served markets, we continue to benefit from investments we made over the years to improve efficiency and overall throughput. We anticipate that the Trentwood modernization project that recently commenced, along with other planned investments, will provide the next step in advancing our overall manufacturing efficiencies and product quality while also creating additional capacity for heat treat plate and automotive extrusions. Based on these growth-related investments along with our sustaining capital investments, we expect capital spending to be approximately $60 million to $80 million per year over the next three years, with 2016 spending at the upper end of that range,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Wednesday, February 17, 2016, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2015 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 427-9419, and accessed internationally at (719) 325-2215. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong secular demand growth for the Company’s aerospace and automotive applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results; (c) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) the Company’s ability to participate in anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates and successfully launch those programs; (e) the Company’s ability to successfully execute planned preventive maintenance projects and sustaining capital investments; (f) increases in the Company’s costs, including the cost of raw materials and freight costs, which it is unable to pass through to its customers; (g) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (h) the Company's ability to lower energy costs, realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (i) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (j) unfavorable changes in laws or regulations that impact the Company’s operations and results; (k) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2015. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED (LOSS) INCOME (1)

	Year Ended December 31,
	2015	2014	2013
	(In millions of dollars, except share and per share amounts)
Net sales	$1,391.9	$1,356.1	$1,297.5
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	1,115.4	1,117.5	1,038.9
Lower of cost or market inventory write-down	2.6	—	—
Unrealized loss (gain) on derivative instruments	3.4	10.4	(0.7)
Depreciation and amortization	32.4	31.1	28.1
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	88.1	81.4	80.4
Net periodic postretirement benefit cost (income) relating to VEBAs	2.4	(23.7)	(22.5)
Loss on removal of Union VEBA net assets	493.4	—	—
Total selling, general, administrative, research and development	583.9	57.7	57.9
Other operating charges, net	0.1	1.5	—
Total costs and expenses	1,737.8	1,218.2	1,124.2
Operating (loss) income	(345.9)	137.9	173.3
Other (expense) income:
Interest expense	(24.1)	(37.5)	(35.7)
Other (expense) income, net	(1.8)	6.7	5.6
(Loss) income before income taxes	(371.8)	107.1	143.2
Income tax benefit (provision)	135.2	(35.3)	(38.4)
Net (loss) income	$(236.6)	$71.8	$104.8

Net (loss) income per common share:
Basic	$(13.76)	$4.02	$5.56
Diluted[2]	$(13.76)	$3.86	$5.44
Weighted-average number of common shares outstanding (in thousands):
Basic	17,201	17,818	18,827
Diluted[2]	17,201	18,593	19,246

Dividends declared per common share	$1.60	$1.40	$1.20

[1]	Please refer to the Company's Form 10-K for the year ended December 31, 2015 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	December 31, 2015	December 31, 2014
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$72.5	$177.7
Short-term investments	30.0	114.0
Receivables:
Trade receivables – net	116.7	129.3
Other	6.1	10.9
Inventories	219.6	214.7
Prepaid expenses and other current assets	56.7	178.6
Total current assets	501.6	825.2
Property, plant and equipment – net	495.4	454.9
Net assets of Union VEBA	—	340.1
Deferred tax assets – net (including deferred tax liability relating to the Union VEBA of $0.0 at December 31, 2015 and $127.0 at December 31, 2014, respectively)	162.6	30.9
Intangible assets – net	30.5	32.1
Goodwill	37.2	37.2
Other assets	22.8	23.3
Total	$1,250.1	$1,743.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76.7	$81.4
Accrued salaries, wages and related expenses	39.8	39.6
Other accrued liabilities	52.7	132.8
Current portion of long-term debt	—	172.5
Short-term capital leases	0.1	0.1
Total current liabilities	169.3	426.4
Net liabilities of Salaried VEBA	19.0	17.2
Deferred tax liabilities	2.1	0.9
Long-term liabilities	87.5	58.3
Long-term debt	197.8	225.0
Total liabilities	475.7	727.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2015 and December 31, 2014; no shares were issued and outstanding at December 31, 2015 and December 31, 2014	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2015 and December 31, 2014; 22,291,180 shares issued and 18,053,747 shares outstanding at December 31, 2015; 21,197,164 shares issued and 17,607,251 shares outstanding at December 31, 2014	0.2	0.2
Additional paid in capital	1,036.5	1,028.5
Retained earnings	15.9	280.4
Treasury stock, at cost, 4,237,433 shares at December 31, 2015 and 3,589,913 shares at December 31, 2014	(246.5)	(197.1)
Accumulated other comprehensive loss	(31.7)	(96.1)
Total stockholders’ equity	774.4	1,015.9
Total	$1,250.1	$1,743.7
1     Please refer to Form 10-K for the year ended December 31, 2015 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP operating income (loss)	$35.2	$26.8	$(345.9)	$137.9
Mark-to-market (gains) losses	(4.3)	10.4	3.4	10.4
Union VEBA related NRR (gains) losses [1]	2.5	(6.2)	493.4	(24.3)
Other operating NRR (gains) losses [2,3]	(2.1)	(0.6)	(0.4)	6.9
Operating income, excluding operating NRR items	31.3	30.4	150.5	130.9
Depreciation and Amortization	8.2	8.0	32.4	31.1
Adjusted EBITDA [4]	$39.5	$38.5	$182.9	$162.0

GAAP net income (loss)	$13.3	$15.6	$(236.6)	$71.8
Operating NRR Items	(3.9)	3.6	496.4	(7.0)
Non-Operating NRR Items [5]	—	—	—	(3.6)
Tax impact of above NRR Items	(0.4)	(1.3)	(186.0)	4.0
NRR tax (benefit) charge	1.8	(2.4)	(2.2)	(2.4)
Adjusted net income	$10.8	$15.5	$71.6	$62.8

GAAP earnings (losses) per diluted share [6]	$0.73	$0.85	$(13.76)	$3.86
Adjusted earnings per diluted share [6]	$0.60	$0.85	$3.95	$3.38

1	Includes net periodic gains, effect of terminating the defined benefit accounting for the Union VEBA, and related accrual adjustments.

2
Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, environmental expenses, and workers' compensation cost (benefit) due to discounting.

3	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

4	Adjusted EBITDA equals operating income excluding operating NRR items, plus depreciation and amortization.

5	Non-operating NRR items do not contribute to GAAP operating income and represent the mark-to-market of convertible bond related financial derivatives.

6	Diluted shares for EPS calculated using treasury method.